UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) Of the Securities and Exchange Act Of 1934

January 30, 2005

Date of Report (Date of earliest event reported)

WATSON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-20045	95-3872914
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

311 Bonnie Circle Corona, California		92880
(Address of principal executive offices)		(Zip Code)

(951) 493-5300
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into A Material Definitive Agreement.

On January 30, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Watson Pharmaceuticals, Inc. (the “Company”) reviewed factors it had previously established to measure and determine whether to award a cash bonus to Allen Chao, Ph.D., the Company’s Chief Executive Officer, for performance during the 2004 fiscal year. After considering the previously established factors, the Committee determined that no cash bonus will be paid to Dr. Chao for the 2004 fiscal year.

On January 30, 2005, the Committee adopted a formula for determining Dr. Chao’s cash bonus eligibility for performance during the 2005 fiscal year end.  The terms are not contained in a formal written plan.  A summary of the criteria on which Dr. Chao’s bonus will be determined for fiscal year 2005 is as follows:

Dr. Chao will be eligible to receive a cash bonus of up to $1,200,000.  Up to $800,000 will be based upon the Company achieving certain operating cash flow targets, and up to $400,000 will be at the discretion of the Committee, taking into account:  (i) success in developing plans acceptable to the Committee for retaining key executives, recruiting key executives as necessary, and further developing a succession plan for key executives; (ii) success in continuing to implement the Company’s quality improvement initiatives designed to enhance and improve the Company’s quality systems; (iii) success in implementing the Company’s strategic action plan; and (iv) such other relevant factors as the Committee, in its sole discretion, shall determine.  The Committee will determine whether or not and to what extent a bonus will be paid for fiscal year 2005 after the end of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2005.	WATSON PHARMACEUTICALS, INC.

	By:	/s/David A. Buchen
David A. Buchen
Senior Vice President, General Counsel and Secretary